Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

or

Michelle LeRoy

Investor Relations

(212) 594-2700

FOR IMMEDIATE RELEASE

Gramercy Capital Corp. To Present
At SL Green Realty Corp.’s Annual Investor Meeting
On Monday, December 6 At 1:30 PM

New York, NY – December 3, 2004 – Gramercy Capital Corp. (NYSE: GKK) today announced that the Company will make a presentation at SL Green Realty Corp.’s Annual Investor Meeting to be held in New York City on December 6, 2004.

Bob Foley, Chief Financial Officer of the Company, is scheduled to make a presentation during the management presentation portion that commences at 1:30 p.m. The presentation will be webcast live. Investors wishing to hear the broadcast live, or during the thirty day archive period, should go to the SL Green Realty Corp. website at www.slgreen.com.

Gramercy Capital Corp. is a specialty finance company that lends to commercial property owners throughout the United States. Gramercy specializes in the origination of structured first mortgage loans on transitional properties, subordinate mortgage participations and mezzanine loans. Gramercy has a market equity capitalization of approximately $245 million and total investment capacity of approximately $725 million.  Since its initial public offering in July 2004, Gramercy has originated $297 million of financings, consisting primarily of subordinate mortgage participations, mezzanine loans and whole loans.

To review Gramercy Capital Corp.’s latest news release and other corporate documents, please visit our website at www.gramercycapitalcorp.com or contact Investor Relations at 212-594-2700.